Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Akoustis Technologies, Inc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share
	Equity	Preferred Stock, par value $0.001 per share
	Debt	Debt Securities
	Other	Guarantees of Debt Securities (1)
	Other	Warrants
	Other	Rights
	Other	Units (2)
	Unallocated (Universal) Shelf	—	457(o)	(3)	(3)	$150,000,000(4)(5)	$92.70	$13,905
Fees Previously Paid	—	—	—	—		—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$150,000,000		$13,905
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$13,905

(1)	No separate consideration will be paid in respect of the guarantees and no additional registration fee is required pursuant to Rule 457(n) under the Securities Act of 1933.

(2)	Consisting of some or all of the securities listed above, in any combination, including common stock, preferred stock, debt securities, warrants, and rights.

(3)	Pursuant to Instruction 2.A.iii.b. of Item 16(b) of Form S-3, this information is not specified as to each class of securities to be registered. There is being registered hereby such indeterminate number of the securities of each identified class as may from time to time be issued at indeterminate prices. Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in foreign currencies. Securities registered hereunder may be sold separately, together or in units with other securities registered hereunder.

(4)	The securities being registered hereby may be convertible into or exchangeable or exercisable for other securities of any identified class. In addition to the securities set forth in the table, there is being registered hereunder such indeterminate aggregate number or amount, as the case may be, of the securities of each identified class as may from time to time be issued in connection with any stock split, stock dividend or similar transaction, including under any applicable anti-dilution provisions. (including, without limitation, upon adjustment of the conversion or exchange rate thereof). Separate consideration may or may not be received for securities that are issued upon the conversion or exercise of, or in exchange for, other securities offered hereby.

(5)	The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.